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                                                                  EXHIBIT 8


                 BLACKWELL SANDERS PEPER MARTIN LETTERHEAD


                               July 29, 1999


UtiliCorp United Inc.
20 West Ninth Street
P.O. Box 13287
Kansas City, Missouri 64199-3287

        RE: Proposed Merger of The Empire District Electric Company With and Into UtiliCorp United Inc.

Ladies and Gentlemen:

         You have asked for our opinion, in connection with the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on July 29, 1999 (the "Registration Statement"), regarding the material federal income tax consequences to the shareholders of The Empire District Electric Company ("Empire") of the merger (the "Merger") of Empire into UtiliCorp United Inc. ("UtiliCorp") in which Empire shareholders will receive UtiliCorp common stock or cash in exchange for their shares of Empire common stock.

         The facts as we understand them, and upon which we rely in rendering this opinion, are set forth in the Registration Statement. Assuming these facts are correct and continue to be correct at the time of the Merger, it is our opinion that the material federal income tax consequences of the Merger are accurately set forth under the heading "The Merger - Federal Income Tax Consequences" in the Registration Statement. No opinion is expressed as to any matter not discussed in the Registration Statement.

         In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, and administrative rulings and pronouncements and judicial decisions in effect as of the date of this opinion, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time, possibly with retroactive effect, and to differing interpretation. A material change in the authorities upon which our opinion is based could affect our conclusions. Also, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusion stated herein. We express no opinion as to the effects of any state, local or foreign tax laws on the Merger.

         This opinion is rendered to you solely for use in connection with the Registration Statement. We consent to your filing this opinion as an exhibit to the Registration Statement and

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to the reference to our firm under the heading "The Merger - Federal Income
Tax Consequences" and "Legal Matters."


                                          Very truly yours,


                                          /s/ BLACKWELL SANDERS PEPER MARTIN LLP